Exhibit 23.6
NSA Letterhead
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the use of our estimates of proved reserves and future cash flows of Pinnacle Gas Resources, Inc. (the “Company”) as of December 31, 2003, 2004, 2005, and 2006 and information based on our reserves reports in this Registration Statement and any amendments thereto (collectively, the “Registration Statement”) and the Joint Proxy Statement/Prospectus to which the Registration Statement is related. We also consent to the reference to us under the heading “Experts” in such Registration Statement and the Joint Proxy Statement/Prospectus to which the Registration Statement is related.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	-s- C.H. (SCOTT) REES III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
February 5, 2008